CHANGE-OF-CONTROL AGREEMENT

September 9, 2002
Mr. Mark Perlstein
Executive Vice President, Sales and Operations
AlphaNet Solutions, Inc.
7 Ridgedale Avenue
Cedar Knolls, New Jersey 07927

Dear Mark:

     By Unanimous Written Consent dated September 3, 2002, the Board of Directors of AlphaNet Solutions, Inc., a New Jersey corporation (hereinafter, the “Company”), approved the issuance to you of this Change-of-Control Agreement, detailing your rights and the Company’s obligations to you in the event of a “Change-Of-Control” (as defined below) in the ownership, board of directors or management of the Company.

     In consideration of your continued service to the Company, in the event there is a Change-of-Control that results during the Protected Period (as defined below) in either the involuntary termination of your employment with the Company or voluntary resignation from the Company for Good Reason (as defined below), you shall receive from the Company immediately upon the effective date of the Change-of-Control: (i) a lump sum payment equal to one (1) year of your current base salary (including your current monthly car allowance or equivalent and all vacation pay earned and unused as of the date of termination/resignation); and (ii) a lump sum payment equal to your earned pro rata performance bonus for the then-current fiscal year. For purposes of this Agreement, your earned pro rata performance bonus will be computed as of the effective date of the Change-of-Control; provided, however, if such date is within thirty (30) days of the close of a fiscal quarter, your performance bonus will be computed as of the close of such quarter; provided, further, if the effective date of the Change-of-Control is more than thirty (30) days prior to the close of a fiscal quarter, your performance bonus will be computed as of the close of the immediately preceding fiscal quarter.

     In addition to the foregoing entitlements, for one (1) year from date of termination/resignation, the Company shall continue, and/or require as a condition of the Change-of-Control that any successor-in-interest continue, all of your current medical, dental, life and disability insurance benefits. In the event of a Change-of-Control, all stock options issued to you before the Change of Control under the Company’s 1995 Stock Plan, as the same may be amended from time to time, shall, to the extent such stock options have not previously vested, immediately vest and become exercisable upon the effective date of the Change-of-Control.

     You agree that, for one (1) year following the termination of your employment in connection with a Change of Control, you shall not within the Restricted Territory, as hereinafter defined, directly or indirectly, as an owner, principal, agent, servant, representative or employee, or as a member of a partnership or as an officer, director or stockholder of any corporation or limited liability corporation, or in any manner whatsoever, solicit, service, have contact with or divert any entity which is, or was during the immediate one (1) year period prior to the date of termination of your employment with the Company, a customer of the Company. The “Restricted Territory” shall mean the geographic area commonly known as the New York-New Jersey-Philadelphia corridor, including the five boroughs of New York City, the entire State of New Jersey, Philadelphia and the County of Montgomery in Pennsylvania. In addition, during one (1) year following the termination of your employment in connection with a Change of Control, you agree to comply with all provisions of the Confidentiality/Non-Solicitation Agreement executed by and between the Company and yourself on June 7, 2002 and any other Confidentiality/Non-Solicitation Agreement thereafter executed by and between the Company and yourself.

     The receipt of lump sum payments and the receipt of any and all other benefits hereunder (with the exception of the immediate vesting of all stock options upon the occurrence of a Change-of-Control) are also contingent upon your execution of a Severance and Release Agreement in form and substance reasonably satisfactory to the Company.

     The salary and bonus payments, as well as the benefit continuation and other provisions referenced in the immediately foregoing paragraphs, shall be applicable for a period of one (1) year from the date of any Change-of-Control, said period being the “Protected Period” under this Agreement. If within such one-year period a Change-of-Control has not resulted in either the involuntary termination of your employment with the Company or any successor-in-interest to the Company or voluntary resignation from the Company or any successor-in-interest to the Company for Good Reason, this Agreement and the terms hereof shall be null and void and have no further force or effect. Similarly, in the event your employment with the Company or any successor-in-interest to the Company is voluntarily or involuntarily terminated in the absence of a Change-of-Control, this Change-of-Control Agreement shall be null and void.

     For purposes of this Agreement, the following terms will have the meanings ascribed to them below:

     “Change-of-Control” shall be deemed to have occurred when: (a) there is a dissolution or liquidation of the Company; (b) there is a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of Company or their relative stock holdings; (c) there is a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) own less than 50% of the shares or other equity interests in the Company; (d) there is a sale of substantially all of the assets of the Company; (e) there is an acquisition, sale or transfer of a majority of the outstanding shares of the Company by tender offer or similar transaction; (f) a new or existing shareholder who may be a member of management or an affiliate obtains unilateral control, directly or indirectly, of the Company or its Board of Directors, whether alone or in concert with others; (g) a new shareholder or group of shareholders not including current management or affiliates obtains unilateral control, directly or indirectly, of the Company or its Board of Directors; (h) there is an involuntary change in the composition, as of the effective date of this Agreement, of more than thirty-three percent (33%) of the Board of Directors of the Company; or (i) any person, entity or combination thereof controls, individually or collectively through ownership, assignment, voting proxy or the like, fifty (50) or more percent of the outstanding voting shares ordinarily having the right to vote for the election of the directors of the Company or the combined voting power thereof.

     “Good Reason” shall mean the occurrence of any of the following within one (1) year of a Change of Control: (i) any material demotion in your position with the Company; (ii) any material diminution in your salary, benefits and eligibility for bonus compensation, taken as a whole; (iii) any material and substantive diminution in your duties and responsibilities for the Company; or (iv) any reassignment of your duties to a principal place of employment located more than thirty (30) miles from your principal place of employment at the date of this letter agreement, provided that Executive has given the Company written notice of the occurrence of (i), (ii), (iii) or (iv) and provided that the Company does not, within thirty (30) days of such written notice, return Executive to Executive’s status before the occurrence.

     This Change-of-Control Agreement supersedes all prior understandings, written or oral, by and between the Company and yourself concerning the subject matter hereof.

     Please signify your acceptance of and agreement to the foregoing by signing in the space provided below for this purpose.

Very truly yours, RICHARD G. ERICKSON President & CEO (By Authority of the Board of Directors)

ALL OF THE FOREGOING IS
ACCEPTED AND AGREED TO
THIS 9TH  OF SEPTEMBER, 2002

MARK PERLSTEIN
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Mark Perlstein